Exhibit 10.1

Goldman Sachs Bank USA 200 West Street New York, NY 10282-2198	JPMorgan Chase Bank, N.A. 383 Madison Avenue New York, NY 10179	Credit Suisse Securities (USA) LLC Credit Suisse AG Eleven Madison Avenue New York, NY 10010

Macquarie Capital (USA) Inc. Macquarie Capital Funding LLC 125 West 55th Street New York, NY 10019

PERSONAL AND CONFIDENTIAL

January 11, 2017

Peabody Energy Corporation

701 Market Street

St. Louis, Missouri

Attention: Amy Schwetz

Commitment Letter

Ladies and Gentlemen:

Goldman Sachs Bank USA (“Goldman Sachs”), JPMorgan Chase Bank, N.A. (“JPMorgan”), Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, “CS”), Credit Suisse Securities (USA) LLC (“CS Securities” and, together with Goldman Sachs and JPMorgan, the “Arrangers”), Macquarie Capital Funding LLC (“Macquarie Lender”, and together with Goldman Sachs, CS and JPMorgan, the “Initial Lenders”) and Macquarie Capital (USA) Inc. (“Macquarie Capital” and, together with Macquarie Lender, “Macquarie”) are pleased to confirm the arrangements for the transactions described herein and on the terms set forth in this letter and the attached Schedule I hereto and Annexes A and B hereto and subject only to the conditions set forth on Annex C hereto (collectively, this “Commitment Letter”), under which (a) the Arrangers are authorized by Peabody Energy Corporation (the “Company” or “you”) to act as joint lead arrangers and joint bookrunners for the Term Loan Facility (as defined below); provided that the Company agrees that JPMorgan may perform its responsibilities hereunder through its affiliate J.P. Morgan Securities LLC, (b) Goldman Sachs is exclusively authorized by the Company to act as syndication agent and administrative agent for the Term Loan Facility, and (c) each Initial Lender, severally and not jointly, commits to provide the principal amount of the Term Loan Facility set forth opposite its name on Schedule I hereto on the Closing Date (as defined below). Annex B is referred to herein as the “Term Sheet”. The Initial Lenders, the Arrangers and Macquarie Capital are referred to herein, collectively, as the “Commitment Parties”, “we” or “us”.

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January 11, 2017

You have informed us that (a) the Company and a majority of its wholly-owned U.S. subsidiaries and one subsidiary organized under the laws of Gibraltar (collectively, the “Debtors”), have filed voluntary petitions for reorganization under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Eastern District of Missouri (the “Bankruptcy Court”) and (b) the Debtors’ cases in the Bankruptcy Court (the “Bankruptcy Cases”) have been consolidated for purposes of joint administration of each of the Debtors under Case No. 16-42529. You have further informed us that the Debtors intend to emerge from the Bankruptcy Cases pursuant to the Joint Plan of Reorganization of Debtors and Debtors in Possession, Docket No. 1820, as contemplated in that certain Plan Support Agreement, dated as of December 22, 2016 among (A) the Debtors, (B) the First Lien Lender Co-Proponents, the Ad Hoc Secured Committee Members and the Ad Hoc Unsecured Noteholders Group (each as defined therein), (C) any Additional Supporting Parties (as defined therein) that subsequently enters into the Plan Support Agreement and (D) each other person that becomes a party in accordance with Section 8(b) thereof (as amended, waived or supplemented from time to time in a manner that does not result in a failure of the condition described in Section 1 in Annex C hereto, the “Plan Support Agreement”) (such Joint Plan of Reorganization, together with all exhibits, schedules, annexes, supplements and other attachments thereto, in each case, as amended, supplemented or otherwise modified on or prior to the date hereof or as amended, supplemented or otherwise modified from time to time hereafter in a manner that does not result in a failure of the condition described in Section 1 in Annex C hereto, the “Plan”). In connection with, and subject to the confirmation and effectiveness of, the Plan, the Company intends to refinance certain of its and its subsidiaries’ existing indebtedness, substantially on the terms set forth in the Plan (the “Refinancing”) and obtain the following exit financing:

•	$1,500.0 million under a senior secured term loan facility (the “Term Loan Facility”) having the terms set forth on Annex B; provided that (a) the aggregate principal amount of the Term Loan Facility shall be reduced by the aggregate principal amount of Notes (as defined in the Fee Letter (as defined below)) including Notes to be issued on or prior to the Closing Date (as defined below) pursuant to a Securities Demand (as defined in the Fee Letter), delivered by the Investment Banks (as defined in the Fee Letter) to the Company and (b) the aggregate principal amount of the Term Loan Facility may be increased as set forth in the Term Sheet (provided that nothing herein shall be deemed to constitute a commitment with respect to such increase, which commitment, if any, shall be set forth in a separate commitment letter);

•	at least $750.0 million of gross cash proceeds from a rights offering (the “Rights Offering”) of equity interests in the Company to eligible holders of the Company’s pre-petition unsecured and second lien creditors under the Plan, which will be contributed to the Company as common equity;

•	at least $750.0 million of gross cash proceeds from the issuance of mandatorily convertible preferred stock of the Company under the Plan on substantially the terms described in the Plan (the “Convertible Preferred Stock”);

•	the issuance and sale by the Company of no more than $450.0 million (as such amount may be increased by up to $20.0 million pursuant to the terms of the Plan to the extent the Closing Date occurs after April 3, 2017) in aggregate principal amount of second lien notes under the Plan on substantially the terms described in the Plan (the “Second Lien Notes”); provided that the Term Collateral Trust Agreement and the Intercreditor Agreement (each as defined in the Term Sheet) shall be on terms reasonably acceptable to the Commitment Parties;

•	up to $250.0 million of commitments with respect to any combination of an asset based revolving loan facility and/or an accounts receivable securitization facility (collectively, the “A/R Facility”), it being understood that there may be domestic A/R Facilities and/or Australian A/R Facilities; and

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•	at least $600.0 million in unrestricted cash on hand of the Company and its subsidiaries on the effective date of the Plan (the “Minimum Cash Balance”) after giving effect to any distributions to certain holders of claims in accordance with the Plan on the Closing Date.

The Term Loan Facility, together with the Notes, the Rights Offering, the issuance of the Convertible Preferred Stock, the Second Lien Notes, the A/R Facility and the Refinancing and the payment of related fees, commissions and expenses associated therewith and the availability on the Closing Date of the Minimum Cash Balance are collectively referred to as the “Transactions.” The date on which the Term Loan Facility is consummated and the borrowing thereunder occurs is referred to herein as the “Closing Date”.

1.	Titles and Roles; Commitments.

In connection with the foregoing, (a) each of Goldman Sachs, JPMorgan and CS Securities is pleased to confirm its willingness to act, and you hereby appoint each such party to act, as a joint lead arranger and a joint bookrunner to provide the Company with structuring and syndication assistance in connection with the Term Loan Facility, (b) each of JPMorgan, CS and Macquarie Capital is pleased to confirm its willingness to act, and you hereby appoint JPMorgan, CS and Macquarie Capital to act, as co-documentation agents in connection with the Term Loan Facility, (c) Goldman Sachs is pleased to confirm its willingness to act, and you hereby appoint Goldman Sachs to act, as syndication agent in connection with the Term Loan Facility and (d) Goldman Sachs is pleased to confirm its willingness to act (or designate one of its affiliates to act), and you hereby appoint Goldman Sachs to act (or designate one of its affiliates to act), as administrative agent for the Term Loan Facility (the “Administrative Agent”), in each case on the terms contained in this Commitment Letter and subject only to the conditions contained in Annex C to this Commitment Letter. Each of the Company and the Commitment Parties agree that (i) Goldman Sachs shall have lead “left” placement in any and all marketing materials with respect to the Term Loan Facility and shall perform the duties and exercise the authority (including, without limitation, maintaining sole physical books in connection with the syndication of the Term Loan Facility customarily associated with such placement) and (ii) JPMorgan shall have immediate “right” placement in any and all marketing materials with respect to the Term Loan Facility and shall perform the duties and exercise the authority customarily associated with such placement. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letters referred to below) will be paid in connection with the Term Loan Facility, unless each of the Company and the Commitment Parties shall agree.

Each Commitment Party hereby severally, and not jointly, commits to provide the percentage of the entire principal amount of the Term Loan Facility set forth opposite its name on Schedule 1 hereto on the Closing Date, in each case, subject only to the conditions set forth in Annex C hereto, and upon the satisfaction (or waiver by the Commitment Parties) of such conditions, the funding of the Term Loan Facility shall occur. There are no conditions (implied or otherwise) to the commitments hereunder, and there will be no conditions (implied or otherwise) under the Loan Documents to the funding of the Term Loan Facility on the Closing Date, including compliance with the terms of this Commitment Letter, the Fee Letters (as defined below) or the Loan Documents, except to the extent set forth on Annex C attached hereto.

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Our fees for services related to the Term Loan Facility are set forth in a separate fee letter (the “Fee Letter”) entered into by the Borrower and the Commitment Parties on the date hereof. Certain fees payable to Goldman Sachs are set forth in a separate fee letter (the “Structuring Fee Letter” and, together with the Fee Letter, the “Fee Letters”). This Commitment Letter and the Fee Letters are collectively referred to herein as the “Letters”.

The Company will obtain an order in the Bankruptcy Court (the “Authorization Order”), in form and substance reasonably satisfactory to the Commitment Parties, providing that the Letters shall be approved and effective as of January 11, 2017, authorizing the Debtors to enter into the Letters, to pay the fees and expenses set forth in the Fee Letters, subject to and accordance with the provisions of the Fee Letters, and to undertake and perform all obligations hereunder and in Annex A hereto (including, without limitation, the indemnity obligations referred to herein and in Annex A hereto), which Authorization Order will specifically provide that the payment obligations of the Company hereunder shall be entitled to priority as administrative claims under Sections 503(b) and 507(a)(1) of the Bankruptcy Code, whether or not the Loan Documents are executed or the Term Loan Facility is funded. For the avoidance of doubt, each of the parties hereto acknowledges and agrees that obligations of the Company hereunder are subject to the approval of the Bankruptcy Court.

2.	Syndication.

The Commitment Parties intend and reserve the right to syndicate the Term Loan Facility to a syndicate of banks, financial institutions and other institutional lenders that will participate in the Term Loan Facility reasonably satisfactory to you (such consent not to be unreasonably withheld or delayed) (collectively, the “Lenders”); provided that the Commitment Parties will not syndicate to and no assignments shall be permitted to be made to (x) any financial institutions and entities identified by the Company to the Lead Arrangers by name in writing on or prior to the date hereof or as you and we (or after the Closing Date, you and the Administrative Agent) shall mutually agree after the date hereof, (y) any competitors of the Company or their respective affiliates, in the case of this clause (y), identified by the Company to the Administrative Agent and Lenders by name in writing on or prior to the date hereof or from time to time after the Closing Date or (z) any affiliates of the foregoing that are readily identifiable solely on the basis of the similarity of their names, but excluding (in the case of clauses (y) and (z)) bona fide debt funds (such persons or entities collectively, the “Disqualified Institutions”). Notwithstanding anything herein to the contrary, no designation of any person as a Disqualified Institution shall retroactively disqualify any (i) assignments or participations made to, (ii) any trades entered into with, or (iii) information provided to, such person before it was designated as a Disqualified Institution. You acknowledge and agree that the commencement of syndication shall occur in the discretion of the Arrangers.    The Arrangers will manage all aspects of the syndication, including, in each case in consultation with the Company, determining the timing of all offers to potential Lenders, the acceptance of commitments, the amounts offered and the compensation allocated to each Lender. The Arrangers, in consultation with the Company, will determine the final commitment allocations. The Company agrees to use its commercially reasonable efforts to ensure that the Arranger’s syndication efforts benefit from the existing lender relationships of the Company and its subsidiaries. To facilitate an orderly and successful syndication of the Term Loan Facility, you agree that, from the date hereof until the funding under the Term Loan Facility, the Company will not syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of any debt facility or any debt security of the Company and its subsidiaries, including any renewals or refinancings of any existing debt facility or debt security (other than, in each case, the Transactions (including the issuance of the Notes and the Second Lien Notes and the borrowings under the A/R Facility), borrowings under working capital facilities incurred in the ordinary course of business, capital leases, purchase money financings, equipment financings, letter of credit facilities, bank guaranty facilities, bonding facilities,

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intercompany indebtedness and other indebtedness that has otherwise been consented to by the Arrangers) if such syndication or issuance could reasonably be expected to materially impair the primary syndication of the Term Loan Facility, without the prior written consent of the Arrangers.

The Company agrees to cooperate with the Arrangers in connection with (i) the preparation of one or more customary confidential information memoranda containing reasonably available and customary information (collectively, the “Confidential Information Memorandum”) customary for transactions of this type, the Lender Presentation (as defined below) and other customary and readily available marketing materials to be used in connection with the syndication of the Term Loan Facility and using commercially reasonable efforts to obtain prior to the launch of general syndication (a) a public corporate family rating from Moody’s Investor Services, Inc. (“Moody’s”), (b) a public corporate credit rating from Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”) and (c) a public credit rating for the Term Loan Facility and the Notes, as applicable, from each of Moody’s and S&P and (ii) the hosting, with the Arrangers, of up to two meetings with prospective Lenders and a reasonable number of additional one-on-one meetings and meetings held by conference call at times and locations to be agreed by the Arrangers and the Company in connection with the syndication of the Term Loan Facility (including, without limitation, participation by senior management and representatives of the Company in such meetings) and the presentation of one or more customary information packages reasonably acceptable in format and content to the Arrangers (collectively, the “Lender Presentation”) in such meetings. The Company will be solely responsible for the contents of any such Confidential Information Memorandum and Lender Presentation and all other Information (as defined below) delivered to the Arrangers by or on behalf of the Company in connection therewith and acknowledges that each Arranger will be using and relying upon the Information without independent verification thereof. The Company agrees that Information regarding the Term Loan Facility and Information provided by the Company and its subsidiaries (or by their respective authorized representatives on their behalf) to any Arranger in connection with the Term Loan Facility (including, without limitation, draft and execution versions of the Loan Documents, the Confidential Information Memorandum, the Lender Presentation, publicly filed financial statements, and draft or final offering materials relating to contemporaneous issuances by the Company) may be disseminated on a confidential basis to potential Lenders and other persons through one or more internet sites (including an IntraLinks, SyndTrak or other electronic workspace (the “Platform”)) created for purposes of syndicating the Term Loan Facility or otherwise, in accordance with such Arranger’s standard syndication practices, and you acknowledge that none of the Commitment Parties or any of their respective affiliates will be responsible or liable to you or any other person or entity for damages arising from the use by others of any Information or other materials obtained on the Platform except to the extent any such damages arise from the bad faith, gross negligence or willful misconduct of such Commitment Party or any of its respective controlled affiliates or any of its or their respective officers, directors, employees, agents, controlling persons or members of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable judgment); provided, however, that in no event will any Commitment Party or any of its respective affiliates have any liability for any indirect, consequential, special or punitive damages. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letters, (i) none of the foregoing language in this Section 2 (including the so-called “clear markets” provision or the other agreements of the Company with respect to the syndication) shall constitute a condition to the commitments hereunder or the funding of the Term Loan Facility on the Closing Date, (ii) you will not be required to provide any information to the extent the provision thereof would violate or waive any attorney-client or other privilege (or otherwise constitutes attorney work product) or violate or contravene any law, rule or regulation; provided that you shall notify the Commitment Parties if any information is withheld in reliance on this clause (ii) and (iii) except as expressly provided in Section 10 of Annex C hereto, neither the commencement nor the completion of the syndication of the Term Loan Facility shall constitute a condition precedent to the Closing Date.

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January 11, 2017

Notwithstanding the Arrangers’ right to syndicate the Term Loan Facility and receive commitments with respect thereto (but subject to the terms and conditions set forth in this Section 2 and Section 8 of this Commitment Letter), (i) no Initial Lender shall be relieved, released or novated from its obligations to fund the Term Loan Facility on the Closing Date in connection with any syndication, assignment or participation of the Term Loan Facility until after the funding of the Term Loan Facility on the Closing Date has occurred, (ii) no assignment or novation by any Initial Lender shall become effective with respect to all or any portion of any Initial Lender’s commitments in respect of the Term Loan Facility until the funding of the Term Loan Facility and (iii) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Term Loan Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred; provided that the provisions of this paragraph shall not apply with respect to any assignment by Goldman Sachs to Goldman Sachs Lending Partners LLC, subject to (a) prior written notice to you and (b) execution of a joinder agreement and, thereafter, Goldman Sachs Lending Partners LLC shall constitute a “Commitment Party”, “Initial Lender” and “Arranger”.

The Company acknowledges that certain of the Lenders may be “public side” Lenders (i.e. Lenders that do not wish to receive material non-public information with respect to the Company or its affiliates or securities) (each, a “Public Lender”). At the request of the Arrangers, the Company agrees to prepare an additional version of each of the Confidential Information Memorandum and the Lender Presentation to be used by Public Lenders that does not contain material non-public information (within the meaning of United States federal securities laws) concerning the Company, its subsidiaries or securities. The information to be included in the additional version of the Confidential Information Memorandum and the Lender Presentation will be substantially consistent with the information included in any offering memorandum for the offering of the Notes. It is understood that in connection with your assistance described above, you will provide customary authorization letters to the Commitment Parties authorizing the distribution of the Information to prospective Lenders, containing a representation to the Commitment Parties that the public-side version does not include material non-public information (within the meaning of United States federal securities laws) concerning the Company, its subsidiaries or its securities. In addition, the Company will use commercially reasonable efforts to designate all written Information provided to any Commitment Party by or on behalf of the Company to indicate whether such Information is suitable to make available to Public Lenders (it being understood that (i) the Company is under no obligation to designate any Information “public” or “private” and (ii) if the Company does not indicate that such information contains material non-public information, such Information will be deemed “public”). Notwithstanding the foregoing, the Company acknowledges and agrees that the following documents may be distributed to Public Lenders (unless you promptly notify the Commitment Parties otherwise and provided that you have been given a reasonable opportunity to review such documents): (a) drafts and final versions of the Loan Documents; (b) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (c) term sheets and notification of changes in the terms of the Term Loan Facility.

3.	Information.

The Company represents and warrants that (i) all written information (other than financial projections, forward looking information, budgets, estimates and information of a general economic or general industry nature), including, for the avoidance of doubt, the Confidential Information Memorandum and the Lender Presentation (the “Information”) provided directly by, or on behalf of, the Company to any Commitment Party in connection with the transactions contemplated hereunder is and will be, at the time

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it was (or hereafter is) furnished, when taken as a whole, complete and correct in all material respects and does not and will not contain, as of the time it was (or hereafter is) furnished, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto), not materially misleading and (ii) the financial projections that have been or will be made available to the Commitment Parties or the Lenders by or on behalf of the Company have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections are furnished to the Commitment Parties, it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material. You agree that if at any time prior to the Closing Date of the Term Loan Facility any of the representations in the preceding sentence would be incorrect in any material respect if the Information and financial projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and financial projections so that such representations will be correct in all material respects under those circumstances. In arranging and syndicating the Term Loan Facility, we will be entitled to use and rely on the Information and the financial projections without responsibility for independent verification thereof. We will have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities of the Company or any other party or to advise or opine on any related solvency issues.

4.	Indemnification and Related Matters.

In connection with arrangements such as those contemplated in this Commitment Letter, it is our policy to receive indemnification. The Company agrees to the provisions with respect to our indemnity and other matters set forth in Annex A, which is incorporated by reference into this Commitment Letter.

5.	Assignments.

This Commitment Letter may not be assigned by any party hereto without the prior written consent of each other party hereto (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the Commitment Parties and the other parties hereto and, except as set forth in Annex A, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto; provided that each Commitment Party may assign its commitments and agreements hereunder, in whole or in part, to any affiliate or any other Lender (other than a Disqualified Institution) prior to the Closing Date, subject in each case to the limitations set forth in Section 2 above. This Commitment Letter (including the Schedule and Annexes hereto) may not be amended or any term or provision hereof or thereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto, and any term or provision hereof may be amended or waived only by a written agreement executed and delivered by all parties hereto.

6.	Confidentiality.

Please note that the Letters and any written communications provided by, or oral discussions with, any Commitment Party in connection with this arrangement are exclusively for the information of the Company and may not be disclosed by you to any third party or circulated publicly without the Commitment Parties’ prior written consent except pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee (including the Bankruptcy Court) (in which case you agree to inform each Commitment Party promptly thereof prior to disclosure to the extent legally permitted to do so and to reasonably cooperate with the Commitment Parties to the extent that they may seek to limit such disclosure or to avoid the requirement for such

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disclosure, including cooperating with the Commitment Parties’ efforts to seek an order or other reliable assurance that confidential treatment will be accorded to designated portions of the disclosed information); provided that we hereby consent to your disclosure of (i) the Letters and such communications and discussions to your officers, directors, agents, employees, representatives, affiliates, legal counsel, auditors and advisors on a confidential basis, (ii) the Letters (a) to the office of the U.S. Trustee and to its representatives and professional advisors (excluding members of the unsecured creditors committee and any other ad hoc committee) who have agreed to treat such information confidentially or are otherwise bound by a confidentiality agreement with the Company, the scope of which includes the Letters and (b) to the extent required in motions (provided that the Fee Letters are filed with the Bankruptcy Court with a request that they be filed under seal), in form and substance reasonably satisfactory to the Arrangers, to be filed with the Bankruptcy Court in connection with obtaining the Authorization Order, (iii) the Letters as required by applicable law or compulsory legal process (in which case you agree to inform each Commitment Party promptly thereof prior to disclosure to the extent legally permitted to do so), (iv) to the extent not otherwise permitted by clauses (i) through (iii), the aggregate fees, without any breakdown in calculation of the fees attributable to the Commitment Parties, the Arrangers and the Lenders in any pleadings filed with the Bankruptcy Court in an effort to obtain the Authorization Order, or in any publicly filed financial statements or statements of sources and uses relating to the Term Loan Facility, (v) in connection with the exercise of any remedy or enforcement of any right under the Letters, (vi) the Letters in any prospectus, other offering document, syndication, marketing material or any public filing (including the existence and the contents of this Commitment Letter and the Term Sheet in a Form 8-K or other Company filing with the Securities and Exchange Commission), in each case solely to the extent required by any applicable law, rule or regulation on the advice of your counsel (but, in each case, not the Fee Letters (unless redacted in a manner satisfactory to the Arrangers) or the contents of the Fee Letters other than the existence thereof and an aggregate disclosure of fees thereunder as part of projections, pro forma information and a generic disclosure of aggregate sources and uses to the extent customary in marketing materials and other disclosures), and (vii) to the extent any such information becomes publicly available other than by reason of disclosure by you, your affiliates or your representatives in violation of this Commitment Letter. You further agree that if the Bankruptcy Court denies your request to file the Letters under seal and requires a redacted version of the Letters to be filed and/or disclosed, you shall provide a redacted version of the Letters reasonably acceptable to the Arrangers and the Bankruptcy Court.

Each Commitment Party agrees that it will treat as confidential all information provided to it hereunder by or on behalf of you or any of your subsidiaries or affiliates except to the extent that such information (a) is publicly available or becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or representatives in violation of this Commitment Letter, (b) was received by such Commitment Party from a source (other than the Company or any of its affiliates, advisors, members, directors, employees, agents or other representatives) not known by such Commitment Party to be prohibited from disclosing such information to such Commitment Party by a legal, contractual or fiduciary obligation to the Company and (c) to the extent that such information was already in such Commitment Party’s possession from a source other than the Company or any of its affiliates, advisors, members, directors, employees, agents or other representatives or is independently developed by such Commitment Party without the use of or reference to any such confidential information; provided, however, that nothing herein will prevent such Commitment Party from disclosing any such information (including information regarding Disqualified Institutions) (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such person agrees to inform you promptly thereof to the extent not prohibited by law), (b) upon the request or demand of any regulatory authority or any self-regulatory authority having jurisdiction over such person or any of its affiliates, (c) to such

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person’s affiliates and their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other experts or agents who need to know such information and on a confidential basis, (d) to potential and prospective Lenders, assignees, participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Company or its obligations under the Term Loan Facility (other than Disqualified Institutions), in each case, subject to such recipient’s agreement (which agreement may be in writing or by “click through” agreement or other affirmative action on the part of the recipient to access such information and acknowledge its confidentiality obligations in respect thereof pursuant to customary syndication practice) to keep such information confidential on substantially the terms set forth in this paragraph, (e) to ratings agencies who have agreed to keep such information confidential on terms no less restrictive than this paragraph in any material respect or otherwise on terms acceptable to you in connection with obtaining ratings of the Term Loan Facility or (f) for purposes of establishing a “due diligence” defense.

The obligations under the preceding paragraph shall remain in effect until the earlier of (i) one year from the date hereof and (ii) the Closing Date, at which time any confidentiality undertaking in the Loan Documents shall supersede this provision.

After the closing of the Transactions and at the applicable Commitment Party’s expense, each Commitment Party may with the Company’s consent (such consent not to be unreasonably withheld or delayed and such consent not required in the case of clause (ii) where such materials only include public information) (i) place advertisements in periodicals and on the Internet as it may choose and (ii) circulate promotional materials in the form of a “tombstone” or “case study” (and, in each case, otherwise describe the names of any of you or your affiliates and any other information about the Transactions, including the amount, type and closing date of the Term Loan Facility).

7.	Absence of Fiduciary Relationship; Affiliates; Etc.

Each Commitment Party and/or its respective affiliates (each, collectively, a “Financial Institution”) is a full service financial institution engaged, either directly or through affiliates, in a broad array of activities, including commercial and investment banking, financial advisory, market making and trading, investment management (both public and private investing), investment research, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage and other financial and non-financial activities and services globally. In the ordinary course of their various business activities, each Financial Institution, and funds or other entities in which such Financial Institution invests or with which such Financial Institution co-invests, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers. In addition, each Financial Institution may at any time communicate independent recommendations and/or publish or express independent research views in respect of such assets, securities or instruments. Any of the aforementioned activities may involve or relate to assets, securities and/or instruments of the Company and/or other entities and persons which may (i) be involved in transactions arising from or relating to this Commitment Letter or (ii) have other relationships with the Company or its affiliates. In addition, each Financial Institution may provide investment banking, commercial banking, underwriting and financial advisory services to such other entities and persons. The arrangement contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph, and employees working on the financing contemplated hereby may have been involved in originating certain of such investments and those employees may receive credit internally therefor. Although each Financial Institution, in the course of such other activities and relationships, may acquire information about the transaction contemplated by this Commitment Letter or other entities and persons which may be the subject of the financing contemplated by this Commitment Letter, no Financial Institution shall have any obligation to disclose such information, or the fact that it is in possession of such information, to the Company or to use such information on the Company’s behalf.

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January 11, 2017

Consistent with each Financial Institution’s policies to hold in confidence the affairs of its customers, no Financial Institution will furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter to any of its other customers. Furthermore, you acknowledge that none of the Financial Institutions or any of their respective affiliates has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.

Each Financial Institution may have economic interests that conflict with those of the Company, its equity holders and/or its affiliates. You agree that each Commitment Party will act under this Commitment Letter as an independent contractor and that nothing in the Letters or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Commitment Party on the one hand, and the Company, its equity holders or its affiliates, on the other hand. You acknowledge and agree that the transactions contemplated by the Letters (including the exercise of rights and remedies hereunder and under the Fee Letters) are arm’s-length commercial transactions between the Commitment Parties, on the one hand, and the Company, on the other, and in connection therewith and with the process leading thereto, (i) no Commitment Party has assumed an advisory or fiduciary responsibility in favor of the Company, its equity holders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Financial Institution has advised, is currently advising or will advise the Company, its equity holders or its affiliates on other matters) or any other obligation to the Company except the obligations expressly set forth in the Letters and (ii) each Commitment Party is acting solely as a principal and not as the agent or fiduciary of the Company, its management, equity holders, affiliates, creditors or any other person. The Company acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Company agrees that it will not assert any claim (and hereby waives any claim) that any Commitment Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company, in connection with such transactions or the process leading thereto. In addition, each Commitment Party may employ the services of their respective affiliates in providing services and/or performing its obligations hereunder and may exchange with such affiliates information concerning the Company and other companies that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to each Commitment Party hereunder.

In addition, please note that no Financial Institution provides accounting, tax or legal advice. Notwithstanding anything herein to the contrary and the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Term Loan Facility and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure will remain subject to the confidentiality provisions hereof (and the foregoing sentence will not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their respective affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

Peabody Energy Company

January 11, 2017

Furthermore, you acknowledge that each Commitment Party and its affiliates may have fiduciary or other relationships whereby such Commitment Party and its affiliates may exercise voting power over securities of various persons, which securities may from time to time include securities of the Company, potential lenders with respect of the Term Loan Facility or others with interests in respect of the Term Loan Facility. You acknowledge that each Commitment Party and its affiliates may exercise such powers and otherwise perform their functions in connection with such fiduciary or other relationships without regard to such Commitment Party’s relationship to you hereunder.

The Company acknowledges and agrees that Goldman Sachs currently holds and makes markets in, and may continue to hold and make markets in, the Company’s bonds, other claims and shares, will be participating in the Company’s issuance of the Convertible Preferred Stock and the Rights Offerings under the Plan, will be backstopping a portion of the Company’s Rights Offering relating to the Plan and will be purchasing Convertible Preferred Stock pursuant to the Company’s proposed private placement relating to the Plan, in each case subject to terms and conditions of the Plan Support Agreement, Rights Offering Backstop Commitment Agreement (as defined in the Plan), Private Placement Agreement (as defined in the Plan) and any related agreements (collectively, the “Public-Side Agreements”) to which Goldman Sachs’ Credit - US Distressed Desk is a party (collectively, the “Public-Side Activities”). The Company further acknowledges and agrees that in connection with the Public-Side Activities, and notwithstanding Goldman Sachs’ potential roles in the Transactions, Goldman Sachs (i) will be acting for its own account as principal with respect to the Public-Side Activities and as a holder and market maker of the Company’s bonds, claims, rights, warrants, common shares or preferred shares (collectively, the “Interests”), (ii) retains all of its rights with respect to the Company and the Interests and may, at its own discretion, take any action or refrain from taking any action (including with respect to the exercise of any rights or remedies), as Goldman Sachs determines is appropriate (including voting for or against any requested amendments, solicitations or settlements) in connection with the Public-Side Activities or its Interests, (iii) is free to participate in any restructuring discussions with the Company and other stakeholders, including, if relevant, financings of the pro forma capital structure and (iv) may otherwise manage its exposure to the Company in accordance with Goldman Sachs’ own interests and objectives, including selling (or otherwise disposing of), hedging or increasing its positions in, the Interests, in each case subject to the terms and conditions of the Public-Side Agreements, to the extent applicable.

The Company further acknowledges and agrees that Goldman Sachs is not acting as the Company’s financial advisor with respect to the Public-Side Activities or the Transactions, and that, in this context, the Company should not rely on Goldman Sachs or any person acting on its behalf. The Company agrees that it will make its own decision regarding the Transactions based upon the Company’s independent assessment of the merits thereof, together with the advice of its counsel and any other independent advisor it may choose to engage.

The Company understands and acknowledges that potential conflicts of interest, or a perception thereof, may arise as a result of Goldman Sachs’ roles in the Transactions, on the one hand, and Goldman Sachs’ Public-Side Activities and actions as a holder of the Interests on the other hand. Notwithstanding the foregoing, the Company agrees that it will not assert any conflicts of interest or similar claims against Goldman Sachs arising out of Goldman Sachs’ various relationships with the Company.

8.	Miscellaneous.

Each Initial Lender’s commitment and each Commitment Party’s agreements hereunder will terminate upon the earliest of: (a) at any time by the Company with or without cause effective upon receipt by the Commitment Parties of notice to that effect from the Company, (b) January 30, 2017, unless as of such date the Authorization Order has been entered and is otherwise in full force and effect, (c) at any time that

Peabody Energy Company

January 11, 2017

the Plan Support Agreement shall have terminated or been modified in a manner that is materially adverse to the Arrangers or the Lenders without consent of the Arrangers, (d) May 1, 2017, unless as of such date (A) the Bankruptcy Court has entered a final and non-appealable order confirming the Plan, which confirmation order shall be, to the extent material to the Commitment Parties, in form and substance reasonably acceptable to each of the Commitment Parties (the “Confirmation Order”) and (B) the Debtors have emerged from the Bankruptcy Cases, (e) upon the termination, abandonment or withdrawal of, the Plan by the Debtors, and (f) upon the emergence of the Debtors from the Bankruptcy Cases, unless, in the case of clause (f), the closing of the Term Loan Facility, on the terms and subject to the conditions contained herein, has been consummated on or before such date. In addition, the Initial Lenders’ commitments hereunder to provide and arrange the Term Loan Facility will terminate on a dollar-for-dollar basis to the extent of the issuance of the Notes either into escrow (provided that the provisions that allow the release of deposited amounts to the Company shall not be materially more onerous to the Company, taken as a whole, than the conditions to the borrowing of the Term Loan Facility contained in this Commitment Letter) or to the extent the proceeds thereof have been released to the Company.

The provisions set forth under Sections 4 (including Annex A), 6 and 7 hereof and this Section 8 hereof (other than any provision therein that expressly terminates upon execution of the Loan Documents) and the provisions of the Fee Letters will remain in full force and effect regardless of whether Loan Documents are executed and delivered. The provisions set forth in the Fee Letters and under Sections 4 (including Annex A), 6 and 7 hereof and this Section 8 hereof will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or our commitments and agreements hereunder and shall terminate in accordance with their terms.

The parties hereto agree that any suit or proceeding arising in respect to any of the Letters or our engagement or commitments hereunder will be tried in the Bankruptcy Court, or in the event the Bankruptcy Court does not exercise jurisdiction, in a court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and the parties hereto submit to the exclusive jurisdiction of, and to venue in, such court. Any right to trial by jury with respect to any action or proceeding, claim or counterclaim (whether based on tort, contract or otherwise) arising in connection with or as a result of either our commitments or any matter referred to in any of the Letters is hereby waived by the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above shall be effective service of process against such party for any suit, action or proceeding brought in any such court. The Letters and any claim, controversy or dispute arising under or related to the Letters will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws that would require any other laws to apply.

Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

The Commitment Parties hereby notify the Company that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it, and each Lender, is required to obtain, verify and record information that identifies the Company and each Guarantor (as defined in Annex B), which information includes the name, address and tax identification number of the Company and each such Guarantor and other information that will allow each Commitment Party and each Lender to identify the Company and each such Guarantor in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for each Commitment Party and each Lender.

Peabody Energy Company

January 11, 2017

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in pdf format) will be effective as delivery of a manually executed counterpart hereof. The Letters are the only agreements that have been entered into among the parties hereto with respect to the Term Loan Facility and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Term Loan Facility.

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Please confirm that the foregoing is in accordance with your understanding by signing and returning to Goldman Sachs the enclosed copy of this Commitment Letter (together, if not previously executed and delivered, with each Fee Letter), on or before the close of business on January 11, 2017 whereupon the Letters will become binding agreements among us as set forth in the Letters. If the Letters have not been signed and returned as described in the preceding sentence by such date, this offer will terminate on such date. We look forward to working with you on this transaction.

Very truly yours,

GOLDMAN SACHS BANK USA

By:	/s/ Robert Ehudin
Authorized Signatory

[SIGNATURE PAGE TO COMMITMENT LETTER]

JPMORGAN CHASE BANK, N.A.

By:	/s/ Peter S. Predun
Name:	Peter S. Predun
Title:	Executive Director

[SIGNATURE PAGE TO COMMITMENT LETTER]

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Douglas Pierson
Name:	Douglas Pierson
Title:	Managing Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Robert Hetu
Name:	Robert Hetu
Title:	Authorized Signatory

By:	/s/ Warren Van Heyst
Name:	Warren Van Heyst
Title:	Authorized Signatory

[SIGNATURE PAGE TO COMMITMENT LETTER]

MACQUARIE CAPITAL (USA) INC.

By:	/s/ Andrew Marbach
Name:	Andrew Marbach
Title:	VP

By:	/s/ Lisa Grushkin
Name:	Lisa Grushkin
Title:	Managing Director

MACQUARIE CAPITAL FUNDING LLC

By:	/s/ Lisa Grushkin
Name:	Lisa Grushkin
Title:	Authorized Signatory

By:	/s/ Ayesha Farooqi
Name:	Ayesha Farooqi
Title:	Authorized Signatory

[SIGNATURE PAGE TO COMMITMENT LETTER]

ACCEPTED AND AGREED AS OF JANUARY 11, 2017:

PEABODY ENERGY CORPORATION

By:	/s/ Walter L. Hawkins, Jr.
Name:	Walter L. Hawkins, Jr.
Title:	Sr. Vice President Finance

[SIGNATURE PAGE TO COMMITMENT LETTER]

Schedule 1 to

Commitment Letter

TERM LOAN FACILITY COMMITMENTS

Bank Commitment Party	Term Loan Facility
Goldman Sachs Bank USA	50.0%	$750,000,000
JPMorgan Chase Bank, N.A	22.5%	$337,500,000
Credit Suisse AG	22.5%	$337,500,000
Macquarie Capital Funding LLC	5.0%	$75,000,000

Total	100%	$1,500,000,000

Annex A

In the event that any Commitment Party or any of its affiliates or their respective partners, members, officers, directors, employees, agents or controlling persons (each such party, an “Indemnified Party”) becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including shareholders, partners, members or other equity holders of the Company in connection with or as a result of either this arrangement or any matter referred to in the Letters, the Company agrees to reimburse such Indemnified Party for its reasonable and documented out-of-pocket legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, limited in the case of legal counsel to one firm of counsel for all Indemnified Parties, taken as a whole, and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all such Indemnified Parties, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Party affected by such conflict notifies the Company of the existence of such conflict, of another firm of counsel for such affected Indemnified Party and local counsel for the conflicted party). The Company also agrees to indemnify and hold each Indemnified Party harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either this arrangement or any matter referred to in the Letters (whether or not such investigation, litigation, claim or proceeding is brought by you, your equity holders, affiliates or creditors or an Indemnified Party and whether or not any such Indemnified Party is otherwise a party thereto); provided, that the foregoing indemnity will not, as to any Indemnified Party, apply to losses, claims, damages or liabilities to the extent they have (i) resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Party (or any of such Indemnified Party’s controlled affiliates or any of its or their respective officers, directors, employees, agents, controlling persons or members of any of the foregoing) in performing the services that are the subject of the Letters or (ii) arisen out of or in connection with any claim, litigation, loss or proceeding not involving an act or omission of you or any of your related parties and that is brought by an Indemnified Party against another Indemnified Party (other than claims against a Commitment Party in its capacity as administrative agent, arranger, syndication agent, or any other similar role in connection with any exit financing transaction) (in the case of clauses (i) and (ii), as determined by a court of competent jurisdiction in a final, non-appealable judgment). The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company for or in connection with the Letters, any transactions contemplated thereby or the Commitment Parties’ role or services in connection therewith, except to the extent that any liability for losses, claims, demands, damages, liabilities or expenses incurred by the Company (i) resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Party or (ii) resulted from a material breach by such Indemnified Party (or any of such Indemnified Party’s controlled affiliates or any of its or their respective officers, directors, employees, agents, controlling persons or members of any of the foregoing) of the terms of the Letters (in the case of clauses (i) and (ii), as determined by a court of competent jurisdiction in a final, non-appealable judgment). The reimbursement, indemnity and contribution obligations of the Company under this paragraph will be in addition to any liability which the Company may otherwise have, will extend upon the same terms and conditions to any affiliate of any Indemnified Party and the partners, members, directors, agents, employees, and controlling persons (if any), as the case may be, of any Indemnified Party and any such affiliate, and will be binding upon and inure to the benefit of any successors and assigns of the Company, any Indemnified Party, any such affiliate, and any such person. In no event will any Indemnified Party or the Company have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Indemnified Party’s or the Company’s activities related to the Letters; provided that nothing contained in this sentence shall limit the Company’s indemnification obligations set forth in this Annex A to the extent such indirect, consequential, special or punitive damages are included in any third party claim in connection with which such Indemnified Party is entitled to indemnification hereunder. The provisions of this Annex A will survive any termination or completion of the arrangement provided by the Letters and the occurrence of an effective date of any plan of reorganization and any discharge of the Debtors;

provided, that, upon the execution and delivery of the definitive Loan Documents on the Closing Date, the relevant provisions of the Loan Documents shall supersede the provisions of this Annex A (to the extent covered by such provisions) and the terms of this Annex A shall terminate and be of no further effect.

ANNEX B

Peabody Energy Corporation

Summary of the Term Loan Facility

This Summary outlines certain terms of the Term Loan Facility referred to in the Commitment Letter, of which this Annex B is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

Borrower:	Peabody Energy Corporation, a Delaware corporation (the “Borrower”).

Purpose/Use of Proceeds:	The proceeds of the Term Loan Facility will be used by the Borrower for working capital and for general corporate purposes (including to finance the Transactions) and to make distributions to certain holders of claims in accordance with the Plan.

Arrangers and Bookrunners:	Goldman Sachs Bank USA (“Goldman Sachs”), JPMorgan Chase Bank, N.A. (“JPMorgan”) and Credit Suisse Securities (USA) LLC (“CS Securities”) (in their capacities as Arrangers and Bookrunners, the “Arrangers”). Goldman Sachs and its affiliates will have lead “left” placement in any and all marketing materials and will perform the duties and exercise the authority customarily associated with such placement. JPMorgan and its affiliates will have immediate “right” placement in any and all marketing materials and will perform the duties and exercise the authority customarily associated with such placement.

Syndication Agent:	Goldman Sachs (in its capacity as Syndication Agent, the “Syndication Agent”).

Co-Documentation Agents:	JPMorgan, Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate) and Macquarie Capital (USA) Inc. (in their capacities as Co-Documentation Agents, the “Co-Documentation Agents”).

Administrative Agent:	Goldman Sachs (in its capacity as Administrative Agent, the “Administrative Agent”).

Collateral Agent/Collateral Trustee:	An entity to be determined will act as collateral agent or collateral trustee for the Term Loan Facility and the Notes (if any) (in any such capacity, the “Collateral Agent”; the Syndication Agent, the Co-Documentation Agents, the Administrative Agent and the Collateral Agent, each an “Agent”).

Lenders:	The Arrangers (or their respective affiliates), Macquarie Capital Funding LLC and/or other financial institutions selected by the Arrangers in consultation with, and reasonably acceptable to, the

Borrower (such consent not to be unreasonably withheld or delayed), excluding any Disqualified Institution (each, a “Lender” and, collectively, the “Lenders”).

Amount of Term Loan Facility:	A senior secured term loan in the principal amount of (a) $1,500 million, less (b) the aggregate principal amount of Notes issued on or prior to the Closing Date plus (c) any amount of additional senior secured term loans funded on the Closing Date which, solely in the case of clause (c) hereto, shall be funded at the sole discretion of the Arrangers and the Borrower (provided that no Lender will be obligated to fund such additional senior secured term loans) (the “Term Loan Facility” and the loans thereunder, the “Term Loans”).

Guarantors:	Each of the Borrower’s existing and subsequently acquired or organized domestic restricted subsidiaries (which shall exclude any domestic subsidiary of any foreign subsidiary) of the Borrower (collectively, the “Guarantors”, together with the Borrower, each a “Credit Party”) will guarantee (the “Guarantee”) all obligations under (a) the Term Loan Facility and (b) non-speculative interest rate protection, fuel hedging or swap arrangements, or currency exchange hedging or swap arrangements (other than any obligation of any Guarantor to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act (a “Swap”), if, and to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Credit Party of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof)) entered into by the Borrower or any subsidiaries with any Lender, any Agent, any Arranger or any affiliate of a Lender, Agent or Arranger (the “Hedging Arrangements”). For the avoidance of doubt, any person that guarantees the Second Lien Notes shall guaranty the Term Loan Facility.

Notwithstanding the foregoing, the Guarantors shall not include (i) P&L Receivables Company LLC, Sterling Centennial Missouri Insurance Corp., Peabody IC Funding Corp. and Peabody IC Holdings, LLC, or other securitization and captive insurance entities, (ii) Peabody Holdings (Gibraltar) Limited (but subject to its pledge of capital stock described in the “Security” section below), any future domestic subsidiary of any foreign subsidiary, and any domestic subsidiary formed or acquired on or after the Closing Date substantially all of the assets of which consist of the equity interests of foreign subsidiaries (a “FSHCO”); provided, however, that any subsidiary, whether now owned or hereafter formed or acquired, that holds equity of Peabody Holdings (Gibraltar) Limited, shall be a Guarantor.

Any guaranty of the Second Lien Notes by Peabody International Investments, Inc. (and any successor thereto), or any other subsidiary that directly holds equity of Peabody Holdings (Gibraltar) Limited will be subordinated in right of payment to the Term Loan Facility on terms reasonably acceptable to the Administrative Agent, in any such case, if and only for so long as no liens have been granted by such guarantor to secure the Term Loan Facility and the Second Lien Notes. Peabody Holdings (Gibraltar) Limited and any other FSHCO that does not guaranty the Term Loan Facility will not guaranty the Second Lien Notes or the Notes.

Subsidiaries may be permitted to be designated as “unrestricted” (subject to the Arrangers’ prior consent thereto with respect to any such subsidiaries so designated as of the Closing Date other than P&L Receivables Company, LLC, and Sterling Centennial Missouri Insurance Corp., which consent shall not be unreasonably withheld) and re-designated as “restricted”, subject to customary terms and conditions consistent with the Documentation Precedent (as hereinafter defined), including without limitation: (a) no default or event of default exists or would exist after giving effect thereto, (b) each subsidiary to be designated as “unrestricted” and its subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any debt pursuant to which the lender has recourse to any of the assets of the Borrower or any restricted subsidiary, (c) the value of and investments in such subsidiary will constitute investments, (d) designation of any unrestricted subsidiary as a restricted subsidiary shall constitute the incurrence at the time of designation of any debt or liens of such subsidiary existing at such time, (e) compliance with the Total Leverage Ratio (as defined below) on a pro forma basis after giving effect to such designation equal to or less than 2.50:1.00 and (f) no restricted subsidiary may be designated as an unrestricted subsidiary if it is a restricted subsidiary for purposes of the Notes or any subordinated indebtedness. Notwithstanding the foregoing, none of Peabody Investments Corporation, Peabody IC Funding Corp., Peabody IC Holdings LLC, Peabody Holdings (Gibraltar) Limited, Peabody Investments (Gibraltar) Limited, Peabody Global Funding, LLC, Peabody International Investments, Inc. (and any successor thereto) and any other subsidiary that directly holds equity of Peabody Holdings (Gibraltar) Limited shall be designated as unrestricted subsidiaries.

Incremental Facilities:	On or before the final maturity date of the Term Loan Facility, the Borrower will have the right, but not the obligation, to add one or more incremental term loan facilities (each, an “Incremental Facility”) in an aggregate principal amount not to exceed (a) $300 million plus (b) an additional amount if, after giving effect to the incurrence of such additional amount, any acquisition consummated in connection therewith and all other appropriate pro forma adjustments, the First Lien Leverage Ratio (as defined below) is equal to or less than the First Lien Leverage Ratio as of the Closing Date (or, if such additional amounts are unsecured or secured on a junior lien basis, whether or not so secured, the Total Leverage Ratio is equal to or less than 2.50:1.00; provided (i) [reserved], (ii) the pricing, interest rate margins, discounts, premiums, rate floors, fees and amortization schedule applicable to any Incremental Facility shall be determined by the Borrower and the lenders thereunder (provided that the yield applicable to the Incremental Facility (to the extent such Incremental Facility is secured on a pari passu basis with the Term Loan Facility) will not be more than 0.50% higher than the corresponding yield applicable to the existing Term Loan Facility, unless the interest rate margins with respect to the Term Loan Facility are increased by an amount equal to the difference between the yield with respect to the Incremental Facility and the corresponding interest rate on the Term Loan Facility, minus, 0.50%), (iii) the maturity date applicable to the Incremental Facility will not be earlier than the latest maturity date of the existing Term Loan Facility, (iv) the weighted average life to maturity of the Incremental Facility will not be earlier than that of the existing Term Loan Facility and (v) all other terms of the Incremental Facility, if not consistent with the terms of the existing Term Loan Facility, must be reasonably acceptable to the Administrative Agent (except for covenants or other provisions applicable only to the periods after the latest maturity date of the existing Term Loan Facility or any existing Incremental Facility existing at the time such Incremental Facility is incurred) (it being understood to the extent that any financial maintenance covenant is added for the benefit of any such Incremental Facility, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of the existing Term Loan Facility and any existing Incremental Facility existing at the time such Incremental Facility is incurred). Incremental Facilities will be provided by existing Lenders or other persons who become Lenders in connection therewith; provided that no existing Lender will be obligated to provide any Incremental Facility.

As used herein, the “First Lien Leverage Ratio” means the ratio of total secured debt for borrowed money secured by a first priority lien, including capital leases and purchase money obligations (calculated net of unrestricted cash and cash equivalents of the Borrower and its restricted subsidiaries other than the proceeds of Incremental Facilities to be drawn at such time) to trailing four-quarter EBITDA (to be defined).

As used herein, the “Total Leverage Ratio” means the ratio of total debt for borrowed money, including capital leases and purchase money obligations (calculated net of unrestricted cash and cash equivalents of the Borrower and its subsidiaries other than the proceeds of Incremental Facilities to be drawn at such time) to trailing four quarter EBITDA.

Availability:	One drawing may be made under the Term Loan Facility on the date of the borrowing thereunder (the “Closing Date”).

Maturity:	Five-year anniversary of the Closing Date (the “Maturity Date”).

Amortization:	The outstanding principal amount of the Term Loans will be payable in equal quarterly amounts of 1% per annum, with the remaining balance due on the Maturity Date.

Interest Rate:	All amounts outstanding under the Term Loan Facility will bear interest, at the Borrower’s option, as follows:

(A) at the Base Rate plus 4.75% per annum; or

(B) at the reserve adjusted Eurodollar Rate plus 5.75% per annum.

As used herein, the terms “Base Rate” and “reserve adjusted Eurodollar Rate” will have meanings customary and appropriate for financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted Eurodollar Rate will be customary and appropriate for financings of this type subject to a reserve adjusted Eurodollar Rate “floor” of 1.00% and a Base Rate “floor” of 2.00%. In no event shall the Base Rate be less than the sum of (i) the one-month reserve adjusted Eurodollar Rate (after giving effect to any reserve adjusted Eurodollar Rate “floor”) plus (ii) the difference between the applicable stated margin for reserve adjusted Eurodollar Rate loans and the applicable stated margin for Base Rate loans.

Overdue amounts shall bear interest at a rate equal to the rate then applicable thereto, or otherwise at a rate equal to the rate then applicable to loans bearing interest at the rate determined by reference to the Base Rate, in each case plus an additional two percentage points (2.00%) per annum. Such interest shall be payable on demand.

Interest Payments:	Quarterly for loans bearing interest with reference to the Base Rate; except as set forth below, on the last day of selected interest periods (which will be one, two, three, six or, if available for all Lenders, twelve months) for loans bearing interest with reference to the reserve adjusted Eurodollar Rate (and at the end of every three months, in the case of interest periods of longer than three months); and upon prepayment, in each case payable in arrears and computed on the basis of a 360-day year (365/366-day year with respect to loans bearing interest with reference to the Base Rate).

Voluntary Prepayments:	The Term Loan Facility may be prepaid in whole or in part, subject to the “Call Premium” below, without premium or penalty; provided that loans bearing interest with reference to the reserve adjusted Eurodollar Rate will be prepayable only on the last day of the related interest period unless the Borrower pays any related breakage costs. Voluntary prepayments of the Term Loan Facility will be applied to scheduled amortization payments as directed by the Borrower.

Mandatory Prepayments:	The following mandatory prepayments will be required (subject to certain basket amounts to be negotiated in the definitive Loan Documents):

1.      Asset Sales: Subject to the Intercreditor Agreement (as defined below) with respect to A/R Priority Collateral (as defined below) and, if the Notes are issued, the Term Collateral Trust Agreement (as defined below), prepayments in an amount equal to 100% of the net cash proceeds of the non-ordinary course sale or other disposition of any property or assets of the Borrower or its restricted subsidiaries (subject to certain exceptions to be determined, including, without limitation, an exclusion for the net cash proceeds from the sale of Metropolitan Collieries Pty Ltd solely to the extent that the unrestricted cash of the Company and its restricted subsidiaries immediately after giving effect to such sale and the receipt of the net cash proceeds thereof is less than $800 million (with any such prepayment as a result of such sale being limited to the excess over such $800 million threshold)), other than net cash proceeds that are reinvested (or committed to be reinvested) in assets that are, in the reasonable business judgment of the Borrower, useful in the business of the Borrower and its restricted subsidiaries within 365 days following receipt thereof and, if committed to reinvestment, reinvested within 180 days thereafter, and other exceptions to be agreed upon; provided that such prepayments shall not be required to the extent proceeds are generated or received by any foreign subsidiary and repatriation of such proceeds would be prohibited by law or could result in any material adverse tax or other liabilities; provided further that, for the 12 month period following the date on which such prepayment is required to be made, the Borrower and its restricted subsidiaries shall take commercially reasonable actions to permit repatriation of such proceeds subject to such prepayment without violating local law or incurring material adverse tax consequences.

2.      Insurance Proceeds: Subject to the Intercreditor Agreement with respect to A/R Priority Collateral and, if the Notes are issued, the Term Collateral Trust Agreement, prepayments in an amount equal to 100% of the net cash proceeds of insurance paid on account of any loss of any property or assets of the Borrower or its restricted subsidiaries, other than net cash proceeds that are reinvested (or committed to be reinvested) in assets that are, in the reasonable business judgment of the Borrower, useful in the business of the Borrower and its restricted subsidiaries (or used to replace damaged or destroyed assets) within 365 days following receipt thereof and, if committed to reinvestment, reinvested within 180 days thereafter, and other exceptions to be agreed upon; provided that such prepayments shall not be required to the extent (i) proceeds are generated or received by any foreign subsidiary and repatriation of such proceeds would be prohibited by law or could result in any material adverse tax or other liabilities or (ii) proceeds are required to repay debt permitted to be secured by the property or assets subject to such loss; provided further that, for the 12 month period following the date on which such prepayment is required to be made, the Borrower and its restricted subsidiaries shall take commercially reasonable actions to permit repatriation of such proceeds subject to such prepayment without violating local law or incurring material adverse tax consequences.

3.      Incurrence of Indebtedness: Prepayments in an amount equal to 100% of the net cash proceeds received from the incurrence of indebtedness by the Borrower or its restricted subsidiaries (other than indebtedness otherwise permitted under the Loan Documents, but including refinancing indebtedness in respect of the Term Loan Facility), payable no later than the first business day following the date of receipt.

4.      Excess Cash Flow: Commencing with the fiscal year 2017, prepayments in an amount equal to 75% (with stepdowns commencing with the fiscal year 2019 to 50% if the Total Leverage Ratio is less than or equal to 2.00:1.00 and greater than 1.50:1.00, 25% if the Total Leverage Ratio is less than or equal to 1.50:1.00 and greater than 1.00:1.00, and 0% if the Total Leverage Ratio is less than or equal to 1.00:1.00) of “excess cash flow” (to be defined in a manner mutually agreed upon, but will be calculated after giving effect to customary adjustments to be agreed) for the applicable fiscal year (or portion thereof, as applicable), payable within 100 days of the last day of such fiscal year.

5.      PIC Intercompany Note: Subject to the Intercreditor Agreement with respect to A/R Priority Collateral and, if the Notes are issued, the Term Collateral Trust Agreement, prepayments in an amount equal to 100% of the permanent reduction in the principal balance of the Loan Agreement, dated as of April 11, 2012, among Peabody Investment Corp., as lender, and Peabody Energy Australia Pty Ltd, as borrower, as of the Closing Date in excess of the sum of (A) an amount equal to “excess cash flow” generated by non-domestic subsidiaries of the Company on and after the Closing Date, (B) an amount equal to the amount of mandatory prepayments made on account of net cash proceeds from asset dispositions made by any non-domestic subsidiaries on and after the Closing Date and (C) an amount to be agreed.

All mandatory prepayments will be applied (subject to the “Call Premium” below, except in the case of the net proceeds of insurance and the “excess cash flow” sweep) without penalty or premium (except for breakage costs, if any) and will be applied pro rata to the remaining scheduled amortization payments and the payments at final maturity.

Mandatory prepayments may, if required pursuant to the terms of any other indebtedness secured pari passu with the Term Loan Facility, be applied to the Term Loans and to repay (or to offer to repay) such other pari passu indebtedness pursuant to the terms of the “Securities Demand” set forth in the Fee Letter.

Call Premium:	In the event all or any portion of the Term Loan Facility is voluntarily prepaid for any reason (other than voluntary prepayments made with “internally generated cash” (to be defined in the Loan Documents)) or mandatorily prepaid (other than as a result of the mandatory prepayment from the net proceeds of insurance, the “excess cash flow” sweep or any required amortization payment) or repriced or effectively refinanced through any amendment of the Term Loan Facility prior to the first anniversary of the Closing Date, such prepayments, repricings or effective refinancings will be made at 101.0% of the principal amount repaid, repriced or effectively refinanced if such repayment, repricing or refinancing occurs on or prior to the first anniversary of the Closing Date.

Security:	The Term Loan Facility, each Guarantee and any Hedging Arrangements will be secured by (a) first priority security interests (subject to permitted liens to be agreed) in (i) substantially all assets, including without limitation, all personal (including inventory and cash and deposit accounts unless the A/R Facility has a first priority lien on inventory and cash and deposit accounts), material real and mixed property of the Borrower and the Guarantors (in each case, other than the A/R Priority Collateral), (ii) 100% of the capital stock of each domestic restricted subsidiary of the Borrower, (iii) no more than 65% of the voting capital stock and 100% of the non-voting capital stock of FSHCOs and each first-tier foreign subsidiary of the Borrower (excluding Peabody Holdings (Gibraltar) Limited), (iv) all intercompany debt owed to the Borrower or a Guarantor and (v) 65% of the voting capital stock and 100% of the non-voting capital stock of Peabody Investments (Gibraltar) Limited held by Peabody Holdings (Gibraltar) Limited (collectively, the “Term Priority Collateral”) and (b) second priority security interests (subject to the first priority liens of any A/R Facility, solely to the extent that the A/R Facility has a first priority lien on such assets, and other permitted liens to be agreed) in inventory, cash, cash equivalents, deposit accounts (with certain exceptions to be agreed), accounts receivable, and other payment obligations of account debtors and all proceeds thereof of the Borrower and each Guarantor (collectively, the “A/R Priority Collateral”) (the Term Priority Collateral and the A/R Priority Collateral, collectively, the “Collateral”). All security arrangements relating to the Term Loan Facility and the Hedging Arrangements will be in form and substance reasonably satisfactory to the Administrative Agent and the Commitment Parties and will be perfected on the Closing Date (subject to the provisions of Annex C).

The priority of the security interests and related creditor rights between the Term Loan Facility, the Second Lien Notes and the Notes (if any), on the one hand, and the A/R Facility, on the other hand, will be set forth in an intercreditor agreement (the “Intercreditor Agreement”) between the collateral agent for the A/R Facility (the “A/R Collateral Agent”) and the Collateral Agent, on terms reasonably acceptable to the Commitment Parties.

The liens securing the Term Loan Facility will rank (a) senior to the liens securing the Second Lien Notes and (b) pari passu to the Notes (if any). The priority of the security interests and related creditor and other rights and the related security documents between the Term Loan Facility, the Notes (if any) and the Second Lien Notes will be set forth in a collateral trust agreement (the “Term Collateral Trust Agreement”) on terms reasonably acceptable to the Commitment Parties and the Collateral Agent. For the avoidance of doubt, any collateral that secures the Second Lien Notes shall secure the Term Loan Facility.

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) any fee owned or leased real property as of the Closing Date or thereafter acquired with a fair market value of less than an amount to be mutually agreed, (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights (other than to the extent such rights can be perfected by filing a UCC-1) and commercial tort claims, (iii) those assets over which the granting of security interests in such assets would be prohibited by permitted contract (including permitted liens, leases and licenses, but with respect to any contract, only to the extent of assets that are the subject of such contract), applicable law or regulation (in each case, except to the extent such prohibition is unenforceable after giving effect to applicable provisions of the Uniform Commercial Code, other than proceeds thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibitions) or to the extent that such security interests would require obtaining the consent of any governmental authority or would result in adverse tax consequences as reasonably determined by the Borrower in consultation with the Administrative Agent, (iv) margin stock and, to the extent requiring the consent of one or more third parties or prohibited by the terms of any applicable organizational documents, joint venture agreement or shareholders’ agreement, equity interests in any person other than wholly-owned material restricted subsidiaries, (v) those assets as to which the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby, (vi) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, (vii) any lease, license or other agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money, capital lease or similar arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code), other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition, (viii) except as required pursuant to clauses (a)(iii), (a)(iv) and (a)(v) in the first paragraph of this section entitled “Security”, any foreign collateral or credit support, (ix) the equity interests in any domestic subsidiary of a foreign subsidiary or in any subsidiary, whether now owned or hereafter formed or acquired, substantially all the assets of which consist of equity of Peabody Holdings (Gibraltar) Limited, and (x) other exceptions to be mutually agreed. The foregoing described in clauses (i) through (x) are, collectively, the “Excluded Assets”.

Documentation Precedent:	The definitive documentation with respect to the Term Loan Facility (the “Loan Documents”) will be based on that certain Credit Agreement dated September 24, 2013 by and between the Company, as borrower, Citibank, N.A., as administrative agent, and the other lenders party thereto (as amended by the Omnibus Amendment, dated as of February 5, 2015, the “Documentation Precedent”) and ancillary documents and contain only those mandatory prepayments set forth above in this Term Sheet, and the representations, warranties and covenants set forth in this Term Sheet, in each case applicable to the Borrower and its restricted subsidiaries; provided that the Loan Documents shall (v) be modified (including thresholds, exceptions and “basket” sizes) to take into account the terms of this Term Sheet, (w) be subject to changes with respect to the collateral package, covenants and other terms based on the financial and credit profile of the Borrower and its subsidiaries, (x) give due regard to operational and strategic requirements of the Borrower and its subsidiaries in light of their size and capitalization, geographic location, line of business, the projections, the proposed business plan and the industries, businesses and business practices in which the Borrower and its subsidiaries are engaged, (y) include the Administrative Agent’s customary agency provisions and certain mechanical provisions not in contravention of anything specifically set forth in this Term Sheet (consistent with and reflective of the Administrative Agent’s customary requirements and practices) and (z) cure any mistakes or defects contained in the Documentation Precedent.

Representations and Warranties:	Representations and warranties by the Borrower and its restricted subsidiaries limited to the following, consistent with the Documentation Precedent: organizational status; power, authority and qualification with respect to the execution, delivery and performance of the Loan Documents; enforceability of the Loan Documents; no violation of, or conflict with, law, charter documents or material agreements; material litigation; use of proceeds; margin regulations; material governmental approvals with respect to the execution, delivery and performance of the Term Loan Facility; compliance with laws and contractual obligations; Investment Company Act; PATRIOT Act, OFAC, the FCPA and other anti-terrorism and anti-money laundering laws; accuracy of disclosure and information; since the date of the last audit, no Material Adverse Effect (solely for purposes of the closing, as defined in Annex C to the Commitment Letter and otherwise in a manner to be agreed); taxes; ERISA; subsidiaries; intellectual property; creation, validity and perfection of security interests; environmental laws; labor relations; properties; consolidated Closing Date solvency; subject, in the case of each of the foregoing representations and warranties, to qualifications and limitations for materiality to be reasonably agreed.

Financial Covenant:	None.

Covenants:	The definitive Loan Documents for the Term Loan Facility will contain the following affirmative and negative covenants by each of the Borrower and its restricted subsidiaries, consistent with the Documentation Precedent:

- affirmative covenants:	delivery of annual and quarterly financial statements (within 90 days for delivery of the annual financial statements and 45 days for the first three quarterly financial statements of each year), and with annual financial statements to be accompanied by an audit opinion from nationally recognized auditors that is not subject to qualification as to “going concern” or the scope of such audit other than with respect to, or resulting solely from an upcoming maturity date under any facility occurring within one year from the time such opinion is delivered; delivery of notices of defaults and certain material events; inspections (including books and records and subject to frequency (so long as there is no ongoing event of default) and cost reimbursement limitations); maintenance of organizational existence and rights and privileges; maintenance of insurance; commercially reasonable efforts to maintain ratings (but not to maintain a specific rating); payment of taxes; maintenance of properties; compliance with laws (including environmental laws, OFAC and FCPA); ERISA; additional guarantors and collateral; use of proceeds; environmental reports; certain reserves; and further assurances on collateral matters; subject, in the case of each of the foregoing covenants, to exceptions and qualifications to be reasonably agreed;

- negative covenants:	limitations with respect to indebtedness; liens; negative pledges; restricted junior payments (which shall include, without limitation, voluntary prepayments of the Second Lien Notes and shall exclude regularly scheduled payments of interest on the Second Lien Notes and, to the extent the maturity date of the Term Loan Facility is extended beyond the maturity date of the Second Lien Notes, payment of principal at scheduled maturity of the Second Lien Notes); restrictions on subsidiary distributions; investments, mergers and acquisitions; sales of assets (including subsidiary interests); sales and lease-backs; capital expenditures; transactions with affiliates; conduct of business; amendments of organizational documents; changes to fiscal year; and restrictions on activities of Peabody IC Funding Corp., Peabody IC Holdings LLC, Peabody Holdings (Gibraltar) Limited, Peabody International Investments, Inc. (and any successor thereto) and each other subsidiary that directly holds equity interests in Peabody Holdings (Gibraltar) Limited consistent with standard limitations on activities of special purpose vehicles, including incurrence and guarantees of indebtedness, pledges of assets, bankruptcy remoteness, amendments to organizational documents, ownership of assets and conduct of business other than, to the extent applicable, activities incidental to the ownership of equity interests in Peabody Holdings (Gibraltar) Limited, including, in each case, exceptions and baskets to be mutually reasonably agreed upon.

The baskets and exceptions in the negative covenants shall be consistent with the Documentation Precedent, but will include, without limitation, the following:

(a) the Second Lien Notes, the Notes (if applicable) and any A/R Facility;

(b) baskets for (i) additional unsecured or junior indebtedness of the Credit Parties (or any of them) in an aggregate principal amount not to exceed an amount such that the Total Leverage Ratio is less than or equal to 2.50:1.00, (ii) additional secured indebtedness in an aggregate principal amount not to exceed the greater of $300 million or an amount such that the First Lien Leverage Ratio is less than or equal to the First Lien Leverage Ratio as of the Closing Date and (iii) customary refinancing indebtedness;

(c) an unlimited basket for acquisitions, subject to reasonably agreed upon conditions;

(d) baskets for intercompany investments (x) to the extent existing on the Closing Date and (y) in unrestricted subsidiaries and restricted subsidiaries that are not Credit Parties, subject to a cap to be agreed; and

(e) a basket for dividends and restricted payments (including share repurchases and repayments of the Second Lien Notes) in an amount not to exceed (x) $50 million plus (y) any “excess cash flow” not required to be paid as a mandatory prepayment with respect to the Term Loan Facility and any “excess cash flow” payments declined by any Lender, in the case of this clause (y) (other than with respect to mandatory prepayments of the Second Lien Notes), so long as the Total Leverage Ratio (calculated on a pro forma basis) would be less than or equal to 2.00:1:00 (for the avoidance of doubt, any dividends and restricted payments made pursuant to this clause (y) shall not reduce “excess cash flow”).

Events of Default:	The definitive Loan Documents for the Term Loan Facility will include the following events of default (with respect to the Borrower and its restricted subsidiaries, and with, as appropriate, customary grace periods to be reasonably agreed), consistent with the Documentation Precedent: failure to make payments when due, defaults under material indebtedness, noncompliance with covenants, breaches of representations and warranties, bankruptcy, judgments in excess of specified amounts, ERISA events, actual or asserted invalidity of material guarantees or security documents, and “change of control” (to be defined in a mutually agreed upon manner).

Conditions Precedent to Borrowing:	The several obligations of the Lenders to make, or cause one of their respective affiliates to make, loans under the Term Loan Facility will be subject solely to the conditions precedent referred to in the Commitment Letter and listed on Annex C attached to the Commitment Letter.

Assignments and Participations:	The Lenders may assign all or any part (in an amount of not less than $1.0 million) of their respective shares of the Term Loan Facility to their affiliates (other than natural persons) or one or more banks, financial institutions or other entities that are eligible assignees (to be defined in the Loan Documents, but excluding Disqualified Institutions) which (except in the case of assignments made by or to Goldman Sachs) are reasonably acceptable to the Administrative Agent and (except during the existence of a payment or bankruptcy Event of Default) the Borrower, each such consent not to be unreasonably withheld or delayed. The Borrower’s consent shall be deemed to have been given if the Borrower has not responded within seven business days of an assignment request. Upon such assignment, such affiliate, bank, financial institution or entity will become a Lender for all purposes under the Loan Documents; provided that assignments made to affiliates and other Lenders will not be subject to the above described consent or minimum assignment amount requirements. A $3,500 processing fee will be required in connection with any such assignment, with exceptions to be agreed. The Lenders will also have the right to sell participations (other than to natural persons), without restriction, subject to customary limitations on voting rights, in their respective shares of the Term Loan Facility.

In addition, the Loan Documents shall provide that loans under the Term Loan Facility may be purchased by Borrower through either (x) “Dutch” auctions in which all Lenders under the Term Loan Facility are invited to participate on a pro rata basis in accordance with customary procedures to be agreed or (y) through open market purchases, provided that: (a) any such loans acquired by Borrower shall be retired and cancelled immediately and automatically upon acquisition thereof, (b) the Loan Documents shall include customary “big boy” provisions applicable to assignors, (c) no default or event of default shall exist or result therefrom and (d) any such loans acquired by Borrower shall not be deemed a repayment of loans for purposes of calculating excess cash flow.

Requisite Lenders:	Amendments and waivers will require the approval of Lenders holding more than 50% of total commitments or exposure under the Term Loan Facility (“Requisite Lenders”), provided that, in addition to the approval of Requisite Lenders, the consent of each Lender directly and adversely affected thereby will be required with respect to matters relating to (a) increases in the commitment of such Lender, (b) reductions of principal, interest, fees or premium, (c) extensions of final maturity or the due date of any amortization, interest, fee or premium payment, (d) releasing the Borrower or all or substantially all of the Guarantors (as measured by value, not by number) or all or substantially all of the Collateral, (e) the definition of Requisite Lenders and (f) modifications of the pro rata sharing and pro rata payment provisions.

On or before the final maturity date of the Term Loan Facility, the Borrower shall have the right to extend the maturity date of all or a portion of the Term Loan Facility with only the consent of the Lenders whose loans or commitments are being extended, and otherwise on terms and conditions to be mutually agreed by the Administrative Agent and the Borrower; it being understood that each Lender under the tranche the maturity date of which is being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such tranche.

Yield Protection:	The Term Loan Facility will contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy, liquidity and capital requirements (or their interpretation), illegality, unavailability and other requirements of law and from the imposition of or changes in certain withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Rate loan on a day other than the last day of an interest period with respect thereto. For all purposes of the Loan Documents, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case, pursuant to Basel III, shall be deemed introduced or adopted after the date of the Loan Documents. The Term Loan Facility will contain customary tax withholding and gross-up provisions. Lenders will furnish to the Administrative Agent and Borrower appropriate certificates or other evidence of exemption from U.S. federal tax withholding as reasonably requested by the Administrative Agent or Borrower and in accordance with applicable law.

Indemnity; Expenses:	The Term Loan Facility will provide customary and appropriate provisions relating to indemnity, expenses and related matters in a form reasonably satisfactory to the Arrangers, the Agents and the Lenders.

Governing Law and Jurisdiction:	The Term Loan Facility will provide that the Borrower will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York (except to the extent the Administrative Agent, the Collateral Agent or any Lender requires submission to any other jurisdiction in connection with the exercise of any rights under any security document or the enforcement of any judgment) and will waive any right to trial by jury. New York law will govern the Loan Documents, except with respect to certain security documents where applicable local law is necessary for enforceability or perfection.

EU Bail-In Provisions:	The Term Loan Facility will provide for customary acknowledgements and consents to Bail-in of EEA financial institutions.

Counsel to the Commitment Parties and Administrative Agent:	Latham & Watkins LLP.

The foregoing is intended to summarize certain basic terms of the Term Loan Facility. It is not intended to be a definitive list of all of the requirements of the Lenders in connection with the Term Loan Facility.

ANNEX C

Peabody Energy Corporation

Summary of Additional Conditions Precedent to the Term Loan Facility

This Summary of Additional Conditions Precedent sets forth the conditions precedent to the Term Loan Facility referred to in the Commitment Letter, of which this Annex C is a part (in addition to those expressly set forth in the Commitment Letter and the Term Sheet attached thereto). Certain capitalized terms used herein are defined in the Commitment Letter.

1.

Concurrent Transactions: In connection with the Plan or the Plan Support Agreement and the transactions contemplated thereby: (a) any of the documents executed in connection with the implementation of the Plan or the Plan Support Agreement (collectively, the “Plan Documents”), to the extent they contain provisions differing in any material respect from, or not described in, the Plan or the Plan Support Agreement, that are material and adverse to the rights or interests of any or all of the Arrangers, the Administrative Agent, the Commitment Parties and the Lenders (collectively, the “Finance Parties”) shall be in form and substance satisfactory to the Arrangers in their good faith judgment; (b) there shall have been no supplement, modification, waiver or amendment to the Plan or the Plan Support Agreement, in each case, as in effect on the date of the Commitment Letter, that , in the good faith judgment of the Arrangers, is material and adverse to the rights or interests of any or all of the Finance Parties or the creditworthiness of the Company unless, in each case, the Arrangers shall have reasonably consented thereto in writing; (c) unless the Arrangers shall have consented thereto in writing, the Authorization Order shall not have been vacated, stayed, reversed or modified or amended in any respect that adversely affects the rights or interests of any or all of the Finance Parties in any material respect as determined by the Arrangers in good faith; (d) unless the Arrangers shall have consented thereto in writing, each of the Confirmation Order and the order of the Bankruptcy Court approving the Plan Support Agreement shall have been entered and shall be in full force and effect and shall not have been vacated, stayed, reversed or modified or amended in any respect that adversely affects the rights or interests of any or all of the Finance Parties in any material respect as determined by the Arrangers in good faith; and (e) all conditions precedent to the effectiveness of the Plan, as it may be amended, supplemented, modified or waived in accordance with clause (b) above, other than the closing and funding of the Term Loan Facility (and the Notes issued in lieu thereof, if any), shall have occurred (or will occur substantially concurrently with the closing of the Term Loan Facility and the issuance of the Notes, if any) or been waived (to the extent such waiver is material and adverse to the rights or interests of any or all of the Finance Parties, with the written consent of the Arrangers), including, but not limited to, the sale and issuance of the Second Lien Notes, the issuance of the Convertible Preferred Stock, the completion of the Rights Offering, the substantially simultaneous closing of each A/R Facility and the availability of the Minimum Cash Balance. There will not exist (pro forma for the Transactions and the financing thereof) any default or event of default under any of the Loan Documents. Substantially concurrently with the funding of the Term Loan Facility, certain pre-petition debt of the Company and its subsidiaries shall have been repaid or repurchased in full, all commitments relating thereto shall have been terminated, and all liens or security interests related thereto shall have been terminated or released, in each case to the extent set forth in or contemplated by the Plan (as the same may be amended, supplemented, modified or waived in accordance with clause (b) above) and the Loan Documents; provided, however, that any changes to such discharge that are adverse to the rights or interests of any or all of the Finance Parties, as determined by the Arrangers in good faith, shall be on terms reasonably satisfactory to the Arrangers, and the Company and its subsidiaries will have no indebtedness for borrowed money other than (i) indebtedness under the Term Loan

Facility or any Notes issued in lieu thereof, (ii) indebtedness set forth in or contemplated by the Plan (including the Second Lien Notes and any A/R Facility), as the same may be amended, supplemented, modified or waived in accordance with clause (b) above, (iii) letters of credit and facilities providing for surety bonds, (iv) intercompany indebtedness, and (v) other indebtedness approved by the Arrangers in their reasonable discretion.

2.	Financial Statements. The Commitment Parties shall have received (i) audited consolidated financial statements for the Company for each of the three fiscal years ended at least 45 days prior to the Closing Date prepared in accordance with generally accepted accounting principles and practices in the United States (“US GAAP”); (ii) unaudited consolidated financial statements (each of which shall have undergone a SAS 100 review) for each of the first three fiscal quarters of the fiscal year ending December 31, 2016 (and the corresponding period of the preceding fiscal year) prepared in accordance with US GAAP; and (iii) and an unaudited pro forma consolidated balance sheet and income statement of the Company as of the most recent fiscal quarter of the Company for which financial statements are required to be delivered pursuant to clause (ii) of this paragraph and for the four-quarter period then ended, giving effect to the effectiveness of the Plan and the Transactions (including the adoption of fresh-start accounting) as if the effectiveness of the Plan and the Transactions had occurred as of such date (in the case of the balance sheet) or at the beginning of such period (in the case of the income statements), in each case, meeting the requirements of Article 11 of Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”).

3.	Projections. You shall have delivered to us projections (including the assumptions on which such projections are based) for the Borrower for fiscal years 2017 through and including 2021.

4.

Material Adverse Effect. There shall not have occurred, since December 31, 2016, any circumstance or condition that individually or in the aggregate, would reasonably be expected to materially adversely affect (a) the business, assets, results of operations, properties or financial condition of the Borrower and its restricted subsidiaries taken as a whole, (b) the ability of the Borrower and the Guarantors, taken as a whole, to perform their payment obligations under the Term Loan Facility or (c) the rights and remedies of the Administrative Agent and the applicable Lenders under the Term Loan Facility (a “Material Adverse Effect”), in each case, except to the extent such event results from, arises out of, or is attributable to, the following (either alone or in combination): (i) any change after such date in global, national or regional political conditions (including hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or material worsening of any such hostilities, acts of war, sabotage, terrorism or military actions existing or underway) or in the general business, market, financial or economic conditions affecting the industries, regions and markets in which the Credit Parties operate, including any change in the United States or applicable foreign economies or securities, commodities or financial markets, or force majeure events or “acts of God”; (ii) any changes after such date in applicable law or GAAP, or in the interpretation or enforcement thereof; (iii) the execution, announcement or performance of the transactions contemplated by the Plan (including any act or omission of the Credit Parties expressly required or prohibited, as applicable, by the Plan or consented to or required by the Requisite Members of the Noteholder Steering Committee (each as defined in the Plan) in writing); (iv) changes in the market price or trading volume of the claims or equity or debt securities of the Credit Parties (but not the underlying facts giving rise to such changes unless such facts are otherwise excluded pursuant to the clauses contained in this definition); (v) the departure of officers or directors of any of the Credit Parties not in contravention of the terms and conditions of the Plan Support Agreement or the Plan (but not the

underlying facts giving rise to such departure unless such facts are otherwise excluded pursuant to the clauses contained in this definition); (vi) the filing or pendency of the Bankruptcy Cases (including events resulting from any filing made in such Bankruptcy Cases); or (vii) declarations of national emergencies in the United States or natural disasters in the United States; provided, that the exceptions set forth in clauses (i), (ii) and (vii) shall not apply to the extent that such event is materially and disproportionately adverse to the Credit Parties, taken as a whole, as compared to other companies in the industries in which the Credit Parties operate.

5.	Payment of Fees and Expenses. All costs, fees and expenses required by the Letters to be paid to the Finance Parties on the Closing Date, with respect to costs and expenses to the extent invoiced at least three business days prior to the Closing Date, shall have been paid or shall be paid simultaneously with the borrowing under the Term Loan Facility (which amounts may be offset against the proceeds of the Term Loan Facility).

6.	Customary Closing Documents. The Borrower and the other Guarantors shall have executed and delivered the Loan Documents (including guarantees by the applicable Guarantors, security documents and collateral trust and Intercreditor agreements), in each case consistent with the terms of the Commitment Letter and the Term Sheet and otherwise reasonably acceptable to the Commitment Parties and you. The Commitment Parties shall be satisfied that the Borrower has complied with the following customary closing conditions: (i) the delivery of customary legal opinions, customary evidence of authorization, customary officer’s certificates and good standing certificates (to the extent applicable) in the jurisdiction of organization of the Borrower and each Guarantor; (ii) satisfactory confirmation of repayment of indebtedness required to be repaid in accordance with the Plan; (iii) notices of borrowing; (iv) obtaining material third party and governmental consents necessary in connection with the Transactions (to the extent required by the Plan); (v) absence of litigation affecting the Transactions (other than the Bankruptcy Cases) that would be materially adverse to the Lenders, the Commitment Parties or the Arrangers; (vi) all documents and instruments required to create and perfect the Collateral Agent’s security interests in the Collateral for the benefit of the Secured Parties (to be defined in the Loan Documents) shall have been executed and delivered by the Borrower and the Guarantors to the extent required under the Term Sheet and, if applicable, be in proper form for filing (and arrangements reasonably satisfactory to the Collateral Agent shall have been made for the filing, where applicable, of such documents and instruments), provided that, to the extent any Collateral referred to in the Term Sheet may not be perfected by (A) the filing of a UCC financing statement, (B) taking delivery and possession of a stock certificate of U.S. organized entities or (C) the filing of a short-form security agreement with the United States Patent and Trademark Office or the United States Copyright Office, if the perfection of the Collateral Agent’s security interest in such Collateral may not be accomplished prior to the Closing Date after your use of commercially reasonable efforts to do so, then the perfection of the security interest in such Collateral shall not constitute a condition precedent to the funding of the Term Loan Facility on the Closing Date but, instead, may be accomplished within 90 days after the Closing Date (or such longer period after the Closing Date as the Administrative Agent may agree); (vii) customary evidence of insurance; and (viii) delivery of a solvency certificate from the chief financial officer of the Borrower with respect to the Borrower and its subsidiaries on a consolidated basis.

7.	[Reserved].

8.	Ratings. (i) Not less than 15 business days prior to the Closing Date, the Borrower shall have obtained (a) a public corporate credit rating from Moody’s, (b) a private indicative corporate credit rating from S&P, (c) a public credit rating for the Term Loan Facility and the Notes, as the case may be, from Moody’s and (d) private indicative credit rating for the Term Loan Facility and the Notes, as the case may be, from S&P. (ii) On or prior to the Closing Date, the Borrower shall have obtained public corporate credit ratings or public credit ratings, as applicable, from S&P consistent with the ratings obtained in the foregoing clause (i).

9.	Delivery of Offering Memorandum. You shall have provided to the Investment Banks (as defined in the Fee Letter) (i) a Rule 144A confidential offering memorandum relating to the issuance of the Notes suitable for use in a customary “high-yield road show” (the “Offering Memorandum”), including the financial statements and other data included therein (including all audited financial statements, all unaudited financial statements (each of which shall have undergone a SAS 100 review) and an unaudited pro forma consolidated balance sheet and income statement of the Company as of the most recent fiscal quarter of the Company for which financial statements are required to be delivered to satisfy the conditions set forth in paragraph 2 of this Annex C and for the four-quarter period then ended, giving effect to the effectiveness of the Plan and the Transactions (including the adoption of fresh-start accounting) as if the effectiveness of the Plan and the Transactions had occurred as of such date (in the case of the balance sheet) or at the beginning of such period (in the case of the income statement), in each case, having been prepared in accordance with US GAAP and in accordance with Article 11 of Regulation S-X under the Securities Act and which will be in a form that will enable the independent registered public accountants of the Borrower to deliver to the Investment Banks a customary “comfort letter” (including customary “negative assurances”) and (ii) drafts of customary comfort letters by the independent public registered accountants of the Company which such accountants are prepared to issue upon completion of customary procedures in form and substance satisfactory for Rule 144A high yield debt offerings. The Investment Banks shall have been offered a period of not less than 15 consecutive business days to seek to place the Notes after (x) delivery of the Offering Memorandum and (y) satisfaction of the conditions set forth in condition 11 of this Annex C; provided that January 16, 2017 and February 20, 2017 shall be excluded in determining such 15 consecutive business day period and shall not be deemed to impair an otherwise consecutive period of days (provided further that, for purposes of this condition 9 only, the order specified in condition 11 of this Annex C need not be final and non-appealable).

10.	Bank Marketing Period. The Arrangers shall have been afforded a period of at least fifteen (15) consecutive business days prior to the Closing Date to syndicate the Term Loan Facility (such period, the “Bank Marketing Period”) commencing upon receipt of (i) the Confidential Information Memorandum and the financial statements required to be delivered pursuant to paragraph 2 of this Annex C (collectively, the “Bank Marketing Information”); provided, that January 16, 2017 and February 20, 2017 shall be excluded in determining such fifteen (15) consecutive business day period and shall not be deemed to impair an otherwise consecutive period of days.

11.

Escrow Vehicle. In connection with an offering of the Notes, the Borrower will form a subsidiary or other bankruptcy remote special purpose escrow issuer (the “Escrow Vehicle”), which Escrow Vehicle shall not be a debtor in the Bankruptcy Cases or otherwise subject to the jurisdiction of the Bankruptcy Court. On or prior to February 14, 2017, the Bankruptcy Court shall have entered an order (in form and substance reasonably satisfactory to the Arrangers) that has become final and non-appealable, which order shall, among other things, (i) provide that the assets of Escrow Vehicle (including cash contributed to the Escrow Vehicle sufficient to pay accrued interest on the Notes during the escrow period, the redemption price of the Notes (including all interest and redemption premiums as may accrue pursuant to the indenture governing the Notes) and fees and expenses related to the Notes) are not property of the Debtors’ estates, and are not subject to the automatic stay in effect in the Bankruptcy Cases and are not otherwise subject to the jurisdiction of the Bankruptcy Court, and for avoidance of doubt, authorize the indenture trustee to exercise any and all rights and remedies against the Escrow Vehicle and/or its assets without notice, application or notice to, or further order of, the Bankruptcy Court, and (ii) approve the granting of a first priority lien on the equity of the Escrow Vehicle in favor of the indenture trustee to secure the obligations of the Debtors in respect of foregoing escrow arrangement, and modify the automatic stay, without further notice, application or motion to, or further order of, the Bankruptcy Court, to permit the indenture trustee to exercise its rights and remedies in respect of the pledge of the equity interest in the Escrow Vehicle.

12.	State Bonding Requirements: The Borrower and its restricted subsidiaries shall have complied in all material respects with all state and federal regulations regarding bonding requirements.

13.	Know-Your-Customer Information. The Commitment Parties will have received at least three business days prior to the Closing Date all documentation and other information with respect to the Borrower and the Guarantors (including the Escrow Vehicle) that shall have been reasonably requested by the Administrative Agent or the Commitment Parties in writing at least 10 business days prior to the Closing Date and that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

14.	Representations and Warranties. The representations and warranties set forth in the Loan Documents shall be true and correct in all material respects as of the Closing Date (or true and correct in all material respects as of a specified date, if earlier), except that any representation or warranty qualified as to materiality or Material Adverse Effect shall be true and correct in all respects as of such date.

15.	MEPP Claim. Any material claim settlement, including but not limited to, any settlement related to the MEPP Claim, above the amounts held in reserve by the Debtors on the date hereof shall be subject to the approval of the Arrangers, not to be unreasonably withheld, conditioned or delayed. For purposes hereof, the “MEPP Claim” shall mean, collectively, the claims of the United Mine Workers of America 1974 Pension Plan, including (a) proof of claim number 4722 and (b) any other claim related to any withdrawal liability under U.S.C. § 1392(c).

16.	Backstop Commitment Agreement. The Bankruptcy Court shall have entered an order approving the Backstop Commitment Agreement and such order shall remain in full force and effect, and the Backstop Commitment Agreement shall remain in full force and effect and shall not have been modified in any manner that adversely affects the rights and interest of the Arrangers, the Commitment Parties or the Lenders. For purposes hereof, the “Backstop Commitment Agreement” shall mean that certain Backstop Commitment Agreement, dated as of December 22, 2016, by and among the Borrower and each Commitment Party (as defined therein).

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